Exhibit 99.1

DATE: Aug. 1, 2018

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan	David Sullivan
(539) 573-4944	(539) 573-9360

WPX Energy Reports 2Q 2018 Results

Oil volumes exceed forecast by roughly 5,000 barrels per day

•                  2Q oil volumes climbed to 80,800 bbl/d, 23% higher than 1Q

•                  2Q Delaware oil volumes grew 94% vs. year ago

•                  2Q Williston oil volumes up 39% vs. year ago

•                  2Q total liquids, including NGLs, were approximately 100,000 bbl/d

•                  WPX raising 2018 oil guidance 3% to 78,000-82,000 bbl/d for full-year

•                  Company has already more than replaced San Juan Basin oil volumes divested in 1Q

TULSA, Okla. — WPX reported second-quarter oil volumes of 80,800 bbl/d from its operations in the Delaware and Williston basins, which were approximately 5,000 bbl/d higher than expected.

The company now expects full-year oil volumes of 78,000-82,000 bbl/d for 2018, which is 3 percent higher than its original forecast of 75,000-80,000 bbl/d. Volume growth in the latter half of the year primarily is expected to occur in the fourth quarter based on the timing of anticipated first sales in the Williston Basin.

WPX reported an unaudited second-quarter 2018 net loss from continuing operations available to common shareholders of $83 million, or a loss of $0.21 per share on a diluted basis. The loss was driven by $154 million of net losses associated with its hedge book resulting from higher forward oil prices, along with a $71 million loss on extinguishment of debt.

Adjusted net income from continuing operations in second-quarter 2018 was $23 million, or income of $0.06 per share. A reconciliation accompanies this press release.

Over the past 12 months (2Q 2017 to 2Q 2018), WPX has increased unhedged adjusted EBITDAX 235 percent excluding the impact of its San Juan Basin operations that were divested.

CEO PERSPECTIVE

“During the second quarter, WPX continued to deliver strong results as our produced volumes, especially crude oil, grew at an impressive rate,” said Rick Muncrief, chairman and chief executive officer.

“In addition, we’re reaping some of the best basis differentials in the Permian Basin among our peers. We expect this to continue over the next couple of years, which is an outcome of our pro-active midstream and marketing strategy.

“The company’s results also reflect significant headway on margin expansion. This is a credit to our people, the quality of our assets and our keen focus on discipline and execution.

“Along with peer-leading well results in both of our basins, our Permian team has actively engaged in acreage swaps which give us the ability to drill more long laterals. With that, we’ve nearly doubled our average lateral lengths in the basin over the past three years. This has a tremendous impact on returns for an asset with decades of development to come,” Muncrief added.

RECENT EVENTS

In July, WPX exercised its option to double its 12.5 percent ownership interest in the Oryx II pipeline project to 25 percent, which has been expanded from 400,0000 bbl/d to 650,000 bbl/d. WPX has 100,000 bbl/d of firm crude oil capacity on the project that will deliver volumes from the Delaware Basin to Midland and Crane.

Also in July, WPX entered into a crude oil marketing agreement for Williston production through mid-2020 which provides the company with the option to receive Cushing market pricing for up to 15,000 barrels per day. It includes a location differential that represents a discount to the applicable pipeline tariff.

During the second quarter, WPX repurchased approximately $900 million of long-term debt through a series of tender offers while also issuing $500 million of new long-term notes due in 2026. WPX’s total remaining long-term debt is approximately $2.18 billion. The company’s next significant debt maturity does not occur until 2022.

As previously announced, WPX also amended its credit facility during the second quarter resulting in an increase to total commitments from $1.2 billion to $1.5 billion; an increase to the borrowing base from $1.5 billion to $1.8 billion; and the maturity was extended to 2023.

DELAWARE BASIN HIGHLIGHTS

WPX’s Delaware production averaged 74.4 Mboe/d in second-quarter 2018, up 18 percent vs. first-quarter 2018 and 83 percent higher than the same period a year ago.

WPX had 20 wells with first sales in the basin during the second quarter, including 15 long laterals of at least 1.5 miles each. Most of the activity occurred in the Wolfcamp A interval.

Seven 1.5-mile laterals on the Tucker Draw pad posted 24-hour highs averaging more than 2,400 barrels of oil per day during initial production on restricted flow. The Tucker Draw wells are averaging approximately 1,200 barrels of oil per day for each well after 60 days of production, with cumulative oil volumes approaching 500,000 barrels. Cumulative production for the wells is roughly 1,000,000 Boe.

On the Lindsay pad, the 1.5-mile 10-3B-2H lateral posted a high of approximately 3,600 barrels of oil per day during initial production from the Wolfcamp X/Y interval. It produced nearly 50,000 barrels of oil in its first 20 days. Cumulative production exceeds 85,000 Boe. WPX increased cluster spacing and used 100 percent 100 mesh frac sand in the completion design.

Average lateral lengths of 7,500 feet in the Delaware during 2018 are on track to be approximately 20 percent longer than in 2017. WPX has now roughly doubled its average lateral lengths in the Delaware since entering the basin in 2015 via its acquisition of RKI E&P.

Progress continues at the Stateline gas plant in anticipation of initial startup operations this month on the first of two 200 MMcf/d cryogenic processing trains. This facility is part of WPX’s 50/50 joint venture with Howard Energy Partners. Volumes from the plant will flow to WhiteWater Midstream’s Agua Blanca pipeline that WPX has a 20 percent stake in.

WILLISTON BASIN HIGHLIGHTS

Williston Basin production averaged 50.6 Mboe/d in second-quarter 2018, up 28 percent vs. the most recent quarter and 45 percent higher than the same period a year ago.

WPX completed 12 Williston wells during the second quarter, evenly split between the Bakken and Three Forks formations. All of the wells are two-mile laterals. Three of the wells were in the North Sunday Island area.

The three new North Sunday Island wells on the Mandan North pad have cumulative 90-day production of more than 530,000 Boe (81% oil). Initial production highs averaged 4,326 Boe/d per well, with a high of 4,558 Boe/d on the Mandan North 13-24HB well.

Another well on the Mandan pad (13-24HA completed on March 30) has posted an even higher IP than previously reported. It’s new high for a 24-hour volume is 5,990 Boe/d, made possible by being the first of the four 2018 wells on the pad to begin flowback. This well now has cumulative production of more than 215,000 Boe (81% oil) after its first 100 days.

Five wells on the Mandaree South pad were part of WPX’s second-quarter completions. After 60 days, the wells have cumulative production of more than 426,000 Boe (81% oil). Initial production highs averaged 2,714 Boe/d per well, with a high of 3,335 Boe/d on the Mandaree South 19-18HA well.

Two other second-quarter completions on the Joseph Eagle pad posted 24-hour highs of 3,596 Boe/d and 3,465 Boe/d, each at 81 percent oil.

WPX’s first two wells in the North Sunday Island area — the Hidatsa North 14-23HX well and the Mandan North 13-24HW well — now have combined cumulative production of more than 910,000 Boe (81% oil). The Hidatsa well has been online for roughly 300 days. The Mandan well has been online for roughly 260 days. The two wells are currently averaging more than 1,500 Boe/d per well.

The 7-well Arikara pad in the North Sunday Island area that went online during late first-quarter 2018 now has cumulative volumes of more than 1,445,000 Boe (81% oil) after roughly 130 days of production. The top producer is the Arikara 15-22HB, with nearly 230,000 Boe after its first 130 days.

2Q FINANCIAL RESULTS

Oil and NGL sales of $504 million accounted for 97 percent of WPX’s second-quarter 2018 total product revenues of $520 million. Quarterly oil sales grew 30 percent vs. the most recent quarter driven by higher average prices and production volumes.

Total product revenues of $927 million during the first half of 2018 were 124 percent higher than $413 million in the first half of 2017. Oil revenues of $828 million during the first half of 2018 were 135 percent higher than the same period a year ago.

For the first half of the year, WPX posted a net loss from continuing operations attributable to common shareholders of $113 million, including $223 million of net pre-tax losses associated with its hedging activities and a $71 million pre-tax loss on extinguishment of debt.

On a per-Boe basis, lease operating expenses, general and administrative expenses, and interest expense all declined in second-quarter 2018 vs. the most recent quarter and the same period a year ago.

Adjusted EBITDAX (a non-GAAP financial measure) for the second quarter rose 133 percent to $287 million vs. the same period a year ago. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

Based on its second-quarter adjusted EBITDAX, WPX’s annualized run rate for net debt/EBITDAX is now 1.8x.

For the first half of 2018, adjusted EBITDAX was $487 million, or 134 percent higher than $208 million in the first half of 2017. The improvement in adjusted EBITDAX is driven by higher production volumes and higher prices, partially offset by higher realized losses on derivatives.

The weighted average gross sales price — prior to revenue deductions — was $64.04 per barrel for oil, $2.30 for natural gas and $24.15 per barrel for NGL during second-quarter 2018.

WPX’s total liquidity at the close of business on June 30, 2018, was approximately $1.5 billion, including cash, cash equivalents and all of its available revolver capacity with the exception of $65 million in outstanding letters of credit.

Cash flow from operations, inclusive of hedge impact, in the first half of 2018 was $428 million of which $283 million came in the second quarter. Second-quarter cash flow was 136 percent higher than a year ago.

2Q PRODUCTION

Total production volumes of 125.0 Mboe/d in second-quarter 2018 increased 22 percent vs. first-quarter 2018 and were 65 percent higher than the same period a year ago. Liquids volumes accounted for 80 percent of second-quarter 2018 production.

Oil volumes of 80,800 bbl/d were 23 percent higher than the most recent quarter and 61 percent higher vs. the same period a year ago, led by a 94 percent increase in the Delaware Basin over the past 12 months.

	2Q			1Q Sequential
Average Daily Production	2018	2017	Change	2018	Change
Oil (Mbbl/d)
Delaware Basin	39.1	20.2	94%	33.8	16%
Williston Basin	41.7	30.1	39%	32.0	30%
Subtotal (Mbbl/d)	80.8	50.3	61%	65.8	23%

NGLs (Mbbl/d)
Delaware Basin	14.2	8.0	78%	10.9	30%
Williston	4.6	2.5	84%	4.0	15%
Subtotal (Mbbl/d)	18.8	10.5	79%	14.9	26%

Natural gas (MMcf/d)
Delaware Basin	126.7	75.1	69%	111.2	14%
Williston Basin	25.5	14.0	82%	21.1	21%
Subtotal (MMcf/d)	152.2	89.1	71%	132.3	15%

Total Production (Mboe/d)	125.0	75.7	65%	102.7	22%

Note: 2Q 2017 figures do not include volumes associated with assets that have since been divested, including Appalachia and San Juan. The chart is a true apples-to-apples comparison that shows how WPX is developing its core properties.

WPX completed 32 gross operated wells (29 net) in its two core basins during second-quarter 2018 and participated in another seven gross (1 net) non-operated wells in the Delaware Basin.

Capital spending during the second quarter was $355 million, including $23 million in midstream development expenses and $5 million in land purchases.

For the balance of 2018, WPX has 70,500 bbl/d of oil hedged at a weighted average price of $53.94 per barrel; 129,158 MMBtu/d of natural gas hedged at a weighted average price of $2.99 per MMBtu; and 12,100 bbl/d of NGL hedged. Hedge prices for NGL barrel components are included in the appendix of the webcast slide deck at www.wpxenergy.com.

For 2019, WPX has 43,000 bbl/d of oil hedged at a weighted average price of $53.55 per barrel and 48,470 MMBtu/d of natural gas hedged at a weighted average price of $2.87 per MMBtu.

UPDATED 2018 GUIDANCE

WPX is raising its full-year 2018 oil production guidance to an average of 78,000-82,000 bbl/d, up 3 percent from previous guidance of 75,000-80,000 bbl/d. Guidance for total equivalent production in 2018 is now 122-130 Mboe/d, up from 117-126 Mboe/d.

The company also updated its 2018 capital spending forecast to $1,300-$1,400 million, driven by additional investments for non-operated wells, facilities and infrastructure in the Delaware Basin, along with larger completions in the Williston Basin. WPX also raised its projection for midstream equity investments to $70-$85 million.

Further details and information about WPX’s updated 2018 guidance are available in the second-quarter slide presentation at www.wpxenergy.com.

THURSDAY WEBCAST

The company’s next webcast takes place on Aug. 2 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (833) 832-5123. International callers should dial (469) 565-9820. The conference identification code is 8995306.

UPCOMING CONFERENCE PRESENTATIONS

WPX President and Chief Operating Officer Clay Gaspar is scheduled to speak at the Enercom Oil and Gas Conference on Tuesday, Aug. 21, at 10 a.m. Eastern.

WPX CEO Rick Muncrief is scheduled to present at Barclays Capital CEO Energy-Power Conference on Tuesday, Sept. 4, at 12:25 p.m. Eastern.

Please visit www.wpxenergy.com on the day of each event to confirm the time, see the slides and listen to the presentations.

FORM 10-Q

WPX plans to file its second-quarter 2018 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

About WPX Energy, Inc.

WPX is an independent energy producer with core positions in the Permian and Williston basins. WPX’s production is approximately 80 percent oil/liquids and 20 percent natural gas. The company also has an emerging infrastructure portfolio in the Permian Basin. Visit www.wpxenergy.com for more information.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.  Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise.  WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise.  Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn:  Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2017					2018
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	YTD

Revenues:
Product revenues:
Oil sales	$159	$194	$218	$308	$879	$360	$468	$828
Natural gas sales	17	16	13	21	67	17	16	33
Natural gas liquid sales	11	16	16	27	70	30	36	66
Total product revenues	187	226	247	356	1,016	407	520	927
Net gain (loss) on derivatives	203	116	(106)	(210)	3	(69)	(154)	(223)
Commodity management	5	8	4	8	25	36	64	100
Other	—	—	—	1	1	—	—	—
Total revenues	395	350	145	155	1,045	374	430	804

Costs and expenses:
Depreciation, depletion and amortization	113	141	133	155	542	161	197	358
Lease and facility operating	36	41	45	46	168	55	59	114
Gathering, processing and transportation (1)	5	6	5	8	24	18	20	38
Taxes other than income	13	19	19	28	79	30	41	71
Exploration	36	16	17	18	87	19	17	36
General and administrative	41	44	40	41	166	43	44	87
Commodity management	5	8	4	10	27	39	54	93
Net (gain) loss on sales of assets	(31)	(7)	(112)	(11)	(161)	1	(1)	—
Other-net	4	7	4	—	15	2	2	4
Total costs and expenses	222	275	155	295	947	368	433	801

Operating income (loss)	173	75	(10)	(140)	98	6	(3)	3

Interest expense	(47)	(46)	(48)	(47)	(188)	(46)	(39)	(85)
Loss on extinguishment of debt	—	—	(17)	—	(17)	—	(71)	(71)
Investment income (loss) and other	2	—	2	(1)	3	(1)	1	—
Income (loss) from continuing operations before income taxes	$128	$29	$(73)	$(188)	$(104)	$(41)	$(112)	$(153)
Provision (benefit) for income taxes	33	(298)	305	(168)	(128)	(15)	(33)	(48)
Income (loss) from continuing operations	$95	$327	$(378)	$(20)	$24	$(26)	$(79)	$(105)
Income (loss) from discontinued operations	(3)	(251)	232	(18)	(40)	(89)	(2)	(91)
Net income (loss)	$92	$76	$(146)	$(38)	$(16)	$(115)	$(81)	$(196)
Less: Dividends on preferred stock	4	4	3	4	15	4	4	8
Net income (loss) available to WPX Energy, Inc. common stockholders	$88	$72	$(149)	$(42)	$(31)	$(119)	$(85)	$(204)
Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$91	$323	$(381)	$(24)	$9	$(30)	$(83)	$(113)
Income (loss) from discontinued operations	(3)	(251)	232	(18)	(40)	(89)	(2)	(91)
Net income (loss)	$88	$72	$(149)	$(42)	$(31)	$(119)	$(85)	$(204)

(1) 2018 includes the impact of the application of ASC 606 with an offset to product revenues.

Summary of Production Volumes (1)
Oil (MBbls)	3,504	4,572	4,973	5,915	18,964	5,920	7,352	13,271
Natural gas (MMcf)	7,747	8,357	7,946	11,261	35,311	11,908	13,854	25,763
Natural gas liquids (MBbls)	706	959	829	1,162	3,656	1,340	1,713	3,053
Combined equivalent volumes (MBoe) (2)	5,501	6,923	7,126	8,954	28,505	9,245	11,374	20,618
Per day volumes
Oil (MBbls/d)	38.9	50.2	54.1	64.3	52.0	65.8	80.8	73.3
Natural gas (MMcf/d)	86	92	86	122	97	132	152	142
Natural gas liquids (MBbls/d)	7.8	10.5	9.0	12.6	10.0	14.9	18.8	16.9
Combined equivalent volumes (Mboe/d) (2)	61.1	76.1	77.5	97.3	78.1	102.7	125.0	113.9

(1) Excludes activity classified as discontinued operations.
(2) Mboe is converted using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Oil (per barrel)	$45.32	$42.65	$43.74	$52.04	$46.36	$60.91	$63.63	$62.42
Natural gas (per Mcf)	$2.18	$1.90	$1.67	$1.82	$1.89	$1.44	$1.12	$1.27
Natural gas liquids (per barrel)	$16.31	$15.76	$19.28	$23.92	$19.26	$22.14	$20.94	$21.47

(1) Excludes activity classified as discontinued operations.

Expenses per Boe (1)
Depreciation, depletion and amortization	$20.63	$20.26	$18.72	$17.34	$19.03	$17.38	$17.31	$17.34
Lease and facility operating	$6.57	$5.92	$6.29	$5.17	$5.90	$5.97	$5.20	$5.55
Gathering, processing and transportation	$0.94	$0.80	$0.76	$0.83	$0.83	$1.93	$1.79	$1.85
Taxes other than income	$2.41	$2.68	$2.77	$3.09	$2.78	$3.21	$3.67	$3.46
General and administrative	$7.38	$6.40	$5.62	$4.51	$5.80	$4.64	$3.89	$4.23
Interest expense	$8.46	$6.75	$6.66	$5.32	$6.61	$4.95	$3.43	$4.11

(1) Excludes activity classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of NON-GAAP Measures

(UNAUDITED)

	2017					2018
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	YTD

Reconciliation of adjusted income (loss) from continuing operations available to common stockholders:
Income (loss) from continuing operations available to WPX Energy, Inc. common stockholders - reported	$91	$323	$(381)	$(24)	$9	$(30)	$(83)	$(113)
Pre-tax adjustments:
Impairments reported in exploration expense	$23	$—	$—	$—	$23	$—	$—	$—
Net (gain) loss on sales of assets	$(31)	$(7)	$(112)	$(11)	$(161)	$1	$(1)	$—
Loss on extinguishment of debt	$—	$—	$17	$—	$17	$—	$71	$71
Unrealized MTM (gain) loss	$(208)	$(102)	$120	$191	$1	$14	$76	$90
Total pre-tax adjustments	$(216)	$(109)	$25	$180	$(120)	$15	$146	$161
Less tax effect for above items	$81	$41	$(10)	$(68)	$44	$(3)	$(33)	$(37)
Impact of state deferred tax rate change	$(6)	$—	$—	$(6)	$(12)	$(4)	$—	$(4)
Impact of state tax valuation allowance (annual effective tax rate method)	$(6)	$(161)	$171	$(4)	$—	$—	$—	$—
Impact of federal rate change (a)	$—	$—	$—	$(83)	$(83)	$—	$—	$—
Adjustment for estimated annual effective tax rate method	$—	$(148)	$155	$(7)	$—	$—	$(7)	$(7)
Total adjustments, after tax	$(147)	$(377)	$341	$12	$(171)	$8	$106	$113
Adjusted income (loss) from continuing operations available to common stockholders	$(56)	$(54)	$(40)	$(12)	$(162)	$(22)	$23	$—

(a) Includes $92 million for the provisional impact of the Tax Cuts and Jobs Act offset by the impact of the pre-tax adjustments above.

Reconciliation of adjusted diluted income (loss) per common share:
Income (loss) from continuing operations - diluted earnings per share - reported	$0.23	$0.77	$(0.96)	$(0.06)	$0.02	$(0.07)	$(0.21)	$(0.28)
Impact of adjusted diluted weighted-average shares	$0.01	$0.05	$—	$—	$—	$—	$0.01	$—
Pretax adjustments (b):
Impairments reported in exploration expense	$0.06	$—	$—	$—	$0.06	$—	$—	$—
Net (gain) loss on sales of assets	$(0.08)	$(0.02)	$(0.28)	$(0.03)	$(0.41)	$—	$—	$—
Loss on extinguishment of debt	$—	$—	$0.04	$—	$0.04	$—	$0.18	$0.18
Unrealized MTM (gain) loss	$(0.54)	$(0.26)	$0.30	$0.48	$—	$0.04	$0.18	$0.22
Total pretax adjustments	$(0.56)	$(0.28)	$0.06	$0.45	$(0.31)	$0.04	$0.36	$0.40
Less tax effect for above items	$0.20	$0.10	$(0.02)	$(0.18)	$0.12	$(0.02)	$(0.08)	$(0.09)
Impact of state tax rate change	$(0.01)	$—	$—	$(0.02)	$(0.03)	$(0.01)	$—	$(0.01)
Impact of state valuation allowance (annual effective tax rate method)	$(0.02)	$(0.40)	$0.43	$0.01	$—	$—	$—	$—
Impact of federal rate change	$—	$—	$—	$(0.21)	$(0.21)	$—	$—	$—
Adjustment for estimated annual effective tax rate method	$—	$(0.37)	$0.39	$(0.02)	$—	$—	$(0.02)	$(0.02)
Total adjustments, after-tax	$(0.39)	$(0.95)	$0.86	$0.03	$(0.43)	$0.01	$0.26	$0.28
Adjusted diluted income (loss) per common share	$(0.15)	$(0.13)	$(0.10)	$(0.03)	$(0.41)	$(0.06)	$0.06	$—
Reported diluted weighted-average shares (millions)	410.4	423.2	398.1	398.2	397.4	398.6	400.0	399.3
Effect of dilutive securities due to adjusted income (loss) from continuing operations available to common stockholders	(24.1)	(25.4)	—	—	(2.3)	—	3.1	3.2
Adjusted diluted weighted-average shares (millions)	386.3	397.8	398.1	398.2	395.1	398.6	403.1	402.5

(b) Per share impact is based on adjusted diluted weighted-average shares.

Reconciliation of Adjusted EBITDAX
Net income (loss) - reported	$92	$76	$(146)	$(38)	$(16)	$(115)	$(81)	$(196)
Interest expense	47	46	48	47	188	46	39	85
Provision (benefit) for income taxes	33	(298)	305	(168)	(128)	(15)	(33)	(48)
Depreciation, depletion and amortization	113	141	133	155	542	161	197	358
Exploration expenses	36	16	17	18	87	19	17	36
EBITDAX	321	(19)	357	14	673	96	139	235
Net (gain) loss on sales of assets	(31)	(7)	(112)	(11)	(161)	1	(1)	—
Loss on extinguishment of debt	—	—	17	—	17	—	71	71
Net (gain) loss on derivatives	(203)	(116)	106	210	(3)	69	154	223
Net cash received (paid) related to settlement of derivatives	(5)	14	14	(19)	4	(55)	(78)	(133)
(Income) loss from discontinued operations	3	251	(232)	18	40	89	2	91
Adjusted EBITDAX	$85	$123	$150	$212	$570	$200	$287	$487

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil sales	$468	$194	$828	$353
Natural gas sales	16	16	33	33
Natural gas liquid sales	36	16	66	27
Total product revenues	520	226	927	413
Net gain (loss) on derivatives	(154)	116	(223)	319
Commodity management	64	8	100	13
Total revenues	430	350	804	745
Costs and expenses:
Depreciation, depletion and amortization	197	141	358	254
Lease and facility operating	59	41	114	77
Gathering, processing and transportation	20	6	38	11
Taxes other than income	41	19	71	32
Exploration	17	16	36	52
General and administrative (including equity-based compensation of $10 million, $8 million, $17 million and $15 million for the respective periods)	44	44	87	85
Commodity management	54	8	93	13
Net gain on sales of assets	(1)	(7)	—	(38)
Other - net	2	7	4	11
Total costs and expenses	433	275	801	497

Operating income (loss)	(3)	75	3	248
Interest expense	(39)	(46)	(85)	(93)
Loss on extinguishment of debt	(71)	—	(71)	—
Investment income (loss) and other	1	—	—	2
Income (loss) from continuing operations before income taxes	(112)	29	(153)	157
Benefit for income taxes	(33)	(298)	(48)	(265)
Income (loss) from continuing operations	(79)	327	(105)	422
Loss from discontinued operations	(2)	(251)	(91)	(254)
Net income (loss)	(81)	76	(196)	168
Less: Dividends on preferred stock	4	4	8	8
Net income (loss) available to WPX Energy, Inc. common stockholders	$(85)	$72	$(204)	$160

Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(83)	$323	$(113)	$414
Loss from discontinued operations	(2)	(251)	(91)	(254)
Net income (loss)	$(85)	$72	$(204)	$160

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.21)	$0.81	$(0.28)	$1.06
Loss from discontinued operations	—	(0.63)	(0.23)	(0.65)
Net income (loss)	$(0.21)	$0.18	$(0.51)	$0.41

Basic weighted-average shares	400.0	397.8	399.3	392.1

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.21)	$0.77	$(0.28)	$1.01
Loss from discontinued operations	—	(0.60)	(0.23)	(0.61)
Net income (loss)	$(0.21)	$0.17	$(0.51)	$0.40

Diluted weighted-average shares	400.0	423.2	399.3	418.8

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS	(Millions)
Current assets:
Cash and cash equivalents	$103	$189
Accounts receivable, net of allowance of $2 million as of June 30, 2018 and December 31, 2017	323	307
Derivative assets	136	36
Inventories	40	30
Assets classified as held for sale	—	811
Other	26	28
Total current assets	628	1,401
Investments	92	70
Properties and equipment (successful efforts method of accounting)	9,314	8,674
Less: Accumulated depreciation, depletion and amortization	(2,340)	(1,983)
Properties and equipment, net	6,974	6,691
Derivative assets	49	23
Other noncurrent assets	27	22
Total assets	$7,770	$8,207

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$563	$446
Accrued and other current liabilities	148	209
Liabilities associated with assets held for sale	—	20
Derivative liabilities	363	171
Total current liabilities	1,074	846
Deferred income taxes	42	117
Long-term debt, net	2,154	2,575
Derivative liabilities	89	65
Asset retirement obligations	48	32
Other noncurrent liabilities	428	445

Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; 4.8 million shares outstanding at June 30, 2018 and December 31, 2017)	232	232
Common stock (2 billion shares authorized at $0.01 par value; 400.3 million shares and 398.3 million shares issued and outstanding at June 30, 2018 and December 31, 2017)	4	4
Additional paid-in-capital	7,483	7,479
Accumulated deficit	(3,784)	(3,588)
Total equity	3,935	4,127
Total liabilities and equity	$7,770	$8,207

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months ended June 30,
	2018	2017
	(Millions)
Operating Activities(a)
Net income (loss)	$(196)	$168
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	365	318
Deferred income tax benefit	(75)	(24)
Provision for impairment of properties and equipment (including certain exploration expenses)	37	58
Net (gain) loss on derivatives	223	(319)
Net settlements related to derivatives	(133)	9
Amortization of stock-based awards	18	17
Loss on extinguishment of debt	71	—
Net (gain) loss on sales of assets including discontinued operations	151	(41)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	(16)	(49)
Inventories	(11)	(3)
Other current assets	4	(5)
Accounts payable	73	72
Federal income taxes receivable	—	12
Accrued and other current liabilities	(59)	(45)
Liabilities accrued in prior years for retained transportation and gathering contracts related to discontinued operations	(28)	(29)
Other, including changes in other noncurrent assets and liabilities	4	3
Net cash provided by operating activities (a)	428	142

Investing Activities(a)
Capital expenditures(b)	(660)	(542)
Proceeds from sales of assets	686	38
Purchase of a business	—	(798)
Purchase of investments	(23)	(3)
Net cash provided by (used in) investing activities (a)	3	(1,305)

Financing Activities
Proceeds from common stock	5	671
Dividends paid on preferred stock	(8)	(7)
Borrowings on credit facility	303	85
Payments on credit facility	(303)	(60)
Proceeds from long-term debt, net of discount	494	—
Payments for retirement of long-term debt, including premium	(986)	—
Taxes paid for shares withheld	(12)	(10)
Payments for debt issuance costs and credit facility amendment fees	(10)	—
Other	1	(1)
Net cash provided by (used in) financing activities	(516)	678

Net decrease in cash and cash equivalents and restricted cash	(85)	(485)
Cash and cash equivalents and restricted cash at beginning of period	201	506
Cash and cash equivalents and restricted cash at end of period	$116	$21

(a) Amounts reflect continuing and discontinued operations unless otherwise noted.
(b) Increase to properties and equipment	$(705)	$(596)
Changes in related accounts payable and accounts receivable	45	54
Capital expenditures	$(660)	$(542)